ARTICLES OF ORGANIZATION

OF

FIBER LINK, LLC

        Pursuant to the provisions of the Indiana Business Flexibility Act, Indiana Code 23-18-1-1
et seq. (the “Act”), the limited liability company named below is hereby formed by the undersigned individual, acting as the sole organizer thereof, by the adoption and filing of these Articles of
Organization providing as follows:

1.	Name. The name of the limited liability company is Fiber Link, LLC (the“Company”).

2.	Registered Office and Agent. The street address of the Company’s registered office in Indiana is 4902 W. 106th Street, Zionsville, IN 46077, and the name of the Company’s registered agent at that office is Jeffrey A. Moore.

3.	Duration. The duration of the Company is perpetual until dissolved in accordance with the Act.

4.	Management. The Company shall be managed by one or more managers selected pursuant to the applicable provisions of the Company’s operating agreement or, in the absence thereof, in accordance with the Act.

5.	Purpose. The Company shall engage in such lawful and permitted business activities as may from time to time be authorized by the members of the Company in accordance with the Company’s operating agreement or, in the absence thereof, in accordance with the Act.

        Executed as of the 5th day of September, 2000.

/s/ Jeffrey A. Moore Jeffrey A. Moore, Organizer